Exhibit 99.1

Duckwall-ALCO Stores, Inc. Reports Higher Earnings for Second Quarter and First Half of FY2004

     ABILENE, Kan., Aug. 25 /PRNewswire-FirstCall/ —
Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK), an operator of 263 full-line discount and hometown variety stores in 21 states in the central U.S., today announced higher sales and earnings for the second quarter and first half of FY2004.

For the quarter ended August 3, 2003, earnings from continuing operations totaled $1,383,000, or $0.32 per diluted share. These numbers compare to $1,337,000, or $0.30 per diluted share, in the second quarter of FY2003. Net earnings, which included a gain on a store sale of $259,000 or $0.06 per diluted share, rose 26% to $1,599,000, or $0.37 per diluted share. For the first 6 months of FY2004 earnings from continuing operations increased to $2,058,000, or $0.48 per diluted share, compared to $1,966,000, or $0.45 per diluted share, in FY2003. Net earnings for the first 6 months of FY2004 increased 20% to $2,157,000, or $0.50 per diluted share compared to $0.41 per diluted share in FY2003.

Sales for the just completed quarter increased 7.6% to $109.5 million, despite a slight same-store sales decline of 0.2%. Sales were generally soft in May and early June, improving as the quarter progressed. July same-store sales were up 2.7%. Sales for the six months ended August 3, 2003 increased approximately 6.6% to $209.5 million, compared with $196.6 million in the corresponding period of the previous fiscal year. Same-store sales were unchanged when compared with the prior-year period.

“I am pleased that we continued to improve our operating performance in the second quarter” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “We were challenged this quarter by soft sales in high margin goods during May and early June of this year and were up against a solid second quarter last year. In that context, it’s gratifying that we were able to improve our bottom line year over year. Contributing to our improvement was an increase in productivity in our distribution center, reflecting the efforts of our associates to lower our operating costs.”

Shank continued, “We also passed a milestone this past year in that Duckwall-ALCO’s shareholders’ equity surpassed the $100 million mark, ending the second quarter at $103.7 million, which is equivalent to a book value of $24.66 per share,” continued Shank.

Gross margin for the most recent quarter declined to 32.7% of sales, from 33.3% in the prior-year period. This decline reflected soft sales of higher- margin spring and summer seasonal products during May and early June, as mentioned above, as well as an increase in shrinkage expense. For the first 6 months of FY2004, gross margin declined to 33.0% of sales from 33.3 % a year earlier, due entirely to issues in the second quarter (soft sales of higher- margin spring/summer products and higher shrinkage expense).

Operating expenses as a percent of sales declined to 30.4% in the second quarter, from 30.9% a year earlier, primarily due to lower distribution center and incentive compensation costs, partially offset by increased general insurance expense. Operating expenses as a percent of sales for the six months ended August 3, 2003 declined slightly to 31.1%, from 31.3% in the prior-year period, due primarily to lower store remodeling, payroll and incentive compensation costs, partially offset by higher store opening and general insurance expenses.

Interest expense declined slightly to $328,000 in the most recent quarter from $350,000 in the prior-year period, primarily due to lower interest rates. For the first 6 months of FY2004, interest expense declined to $718,000 from $800,000 last year, again due primarily to lower interest rates.

These results reflect the adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), which involves accounting for money received from suppliers, and had no material impact on earnings for the second quarter or six months ended August 3, 2003. Also, prior-year financial statements reflect a reclassification of stores subsequently closed into discontinued operations.

During the quarter the Company, as part of an ongoing program, remodeled 10 ALCO stores. This compared with 9 store remodels in the second quarter of the prior year. Through the first six months of this year, a total of 12 stores have been remodeled. Since the inception of the store remodeling program three years ago, a total of 76 stores have been remodeled, including 32 during each of the last two fiscal years. The Company plans to remodel a total of approximately 23 ALCO stores during the current fiscal year. These remodels are designed to revitalize the stores and help the Company achieve some very important long-term strategic goals relating to merchandise presentation, product mix and marketing. The Company is continually evaluating and adjusting, as necessary, its store model to optimize performance.

During the most recent quarter, the Company opened 1 ALCO discount store in Kansas and closed 1 Duckwall store. Management currently plans to open a total of approximately 8 new ALCO stores in the current fiscal year.

Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 263 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO” and “Duckwall” respectively. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol “DUCK”.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
internet home page: www.duckwall.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
via e-mail at info@rjfalkner.com

DUCKWALL-ALCO STORES, INC. Consolidated Statements of Operations (In thousands, except per share amounts) Unaudited

	Three Months Ended		Six Months Ended
	August 3, 2003	August 4, 2002	August 3, 2003	August 4, 2002

Net sales	$109,501	$ 101,785	$209,549	$ 196,631
Cost of sales	73,712	67,860	140,412	131,086
Gross profit	35,789	33,925	69,137	65,545
Selling, general and
administrative	31,414	29,800	61,517	58,378
Depreciation and amortization	1,878	1,662	3,675	3,260
Total operating expenses	33,292	31,462	65,192	61,638
Operating income from continuing	2,497	2,463	3,945	3,907
operations
Interest expense	328	350	718	800
Earnings from continuing
operations	2,169	2,113	3,227	3,107
before income taxes
Income tax expense	786	776	1,169	1,141
Earnings from continuing
operations	1,383	1,337	2,058	1,966
Earnings / (loss) from
discontinued	216	(68)	99	(166)
operations, net of income tax
Net earnings	$ 1,599	$ 1,269	$ 2,157	$ 1,800
Per share data (diluted):
Earnings from continuing
operations	$ 0.32	$ 0.30	$ 0.48	$ 0.45
Net earnings	$ 0.37	$ 0.29	$ 0.50	$ 0.41
Weighted-average shares
outstanding:
Basic	4,197	4,253	4,228	4,212
Diluted	4,289	4,407	4,303	4,364

DUCKWALL-ALCO STORES, INC. Consolidated Balance Sheet (In thousands) Unaudited

	August 3, 2003	August 4, 2002

Assets
Current assets:
Cash and cash equivalents	$ 1,809	$ 2,260
Receivables	2,045	1,650
Inventories	132,067	120,911
Prepaid expenses	2,617	2,564
Total current assets	138,538	127,385
Property and equipment	85,315	81,263
Less accumulated amortization	56,779	50,921
Net property and equipment	28,536	30,342
Property under capital leases, net of
accum. amortization	3,345	3,896
Other non-current assets	202	276
Deferred income taxes	557	286
Total assets	$171,178	$ 162,185
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term
debt	$ 516	$ 484
Current maturities of capital lease
obligations	712	703
Accounts payable	28,499	26,512
Income taxes payable	1,395	701
Accrued salaries and commissions	4,593	4,787
Accrued taxes other than income	4,822	4,421
Other current liabilities	2,832	2,429
Deferred income taxes	2,175	1,422
Total current liabilities	45,544	41,459
Notes payable under revolving loan
credit facility	14,576	12,665
Long-term debt, less current
maturities	271	786
Capital lease obligations, less
current maturities	5,028	5,744
Other noncurrent liabilities	1,397	2,182
Deferred revenue	638	804
Total liabilities	67,454	63,640
Stockholders’ equity
Common Stock, $.0001 par value,
authorized	1	1
20,000,000 shares in 2004 and
2003; issued
and outstanding 4,205,632 and
4,259,195
shares in 2004 and 2003,
respectively
Additional paid-in capital	48,215	48,748
Retained earnings	55,508	49,796
Total stockholders’ equity	103,724	98,545
Total liabilities and
stockholders’ equity	$171,178	$ 162,185

SOURCE Duckwall-ALCO Stores, Inc.
-0- 08/25/2003
/CONTACT: Dick Mansfield, Vice President, Finance, Treasurer and Chief
Financial Officer of Duckwall-ALCO Stores, Inc., +1-785-263-3350 ext. 286,
dmansfield@duckwall.com; or RJ Falkner & Company, Inc., Investor Relations
Counsel, +1-800-377-9893, info@rjfalkner.com, for Duckwall-ALCO Stores, Inc./
/Web site: http://www.duckwall.com /
(DUCK)

CO: Duckwall-ALCO Stores, Inc. ST: Kansas IN: REA SU: ERN